Exhibit 99.1
Contacts:
Jim Mazzola
858-704-8122
ir@halozyme.com

Chris Burton
858-704-8352
ir@halozyme.com

HALOZYME REPORTS FOURTH QUARTER AND FULL YEAR 2015
FINANCIAL RESULTS

- Investigational device exemption submitted to FDA, on track for first patient dosing in March in Phase 3 Study of metastatic pancreatic cancer patients -

- Growing momentum in ENHANZE™ franchise with recent signing of Lilly collaboration and first dosing in clinical trials with Janssen’s Daratumumab, AbbVie’s HUMIRA® and Pfizer’s Rivipansel and Bococizumab -

- Full year revenue of $135.1 million compared to $75.3 million in prior year, Royalty Revenue of $31 million increased 229 percent from prior year -

SAN DIEGO, February 29, 2016 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the fourth quarter and full year ended December 31, 2015, which included a fourth quarter increase in royalty revenue of 136 percent from the prior year period and net income of $4.3 million, or $0.03 per share, compared to a net loss in the fourth quarter of 2014 of $5.3 million, or $0.04 per share. For the full year, total revenue increased 79 percent to $135.1 million compared to $75.3 million in the prior year.

“We closed 2015 with record progress across both pillars of our strategy and enter 2016 with strong momentum,” said Dr. Helen Torley, president and chief executive officer. “In our oncology pillar, an investigational device exemption was submitted to the FDA earlier this month by our partner Ventana for the PEGPH20 companion diagnostic test. We remain on track to dose the first patient in March in our Phase 3 study in pancreatic cancer patients. We are also continuing to evaluate the dose of PEGPH20 in our lung and gastric cancer trials and are preparing for the initiation of the breast cancer trial with our clinical partner Eisai.

“At the same time, our ENHANZE™ platform continues to generate more value than any other time in company history. With royalty revenue growth in the fourth quarter, a newly signed licensing and collaboration agreement with Eli Lilly and four co-formulated products in the clinic, our ENHANZE platform remains a clear differentiator in any market environment.”

Fourth Quarter 2015 Highlights and Subsequent Events include:

•	Submitting an investigational device exemption to the FDA for the companion diagnostic test developed with Ventana to prospectively identify patients with high levels of hyaluronan, or HA.

•
Remaining on track to dose first patient in HALO-301 | Pancreatic study in March 2016, a Phase 3 study to explore PEGPH20 with gemcitabine and ABRAXANE® (nab-paclitaxel) in metastatic pancreatic cancer patients at approximately 200 sites in 20 countries located in North America, Europe, South America and Asia Pacific.

•
Closing enrollment in HALO-202 | Pancreatic study with 133 patients in Stage 2 (total 279 patients enrolled), the company remains blinded to the efficacy results and continues to project mature progression-free survival data and overall response rate data in the fourth quarter of 2016.

•
Continuing to explore the pan-tumor potential of PEGPH20, the company made progress towards identifying the maximum tolerated dose of PEGPH20 in its phase 1b/2 PRIMAL study of PEGPH20 plus docetaxel in lung cancer patients, and Phase 1b study of PEGPH20 plus KEYTRUDA® (pembrolizumab) in lung and gastric cancer patients. In addition, Halozyme expects to initiate the study of PEGPH20 plus eribulin in HER2 negative breast cancer patients through a clinical collaboration with Eisai in the second quarter of 2016.

•
Signing the company’s sixth collaboration and licensing agreement for Halozyme’s proprietary ENHANZE™ technology platform with Eli Lilly for up to five targets, each with potential milestone payments of $160 million. The agreement resulted in a $25 million upfront license fee to Halozyme that was recorded in the fourth quarter.

•
Earlier this month, dosing the first subject in Pfizer’s Phase 1 clinical trial evaluating the safety, tolerability and pharmacokinetics of bococizumab, an investigational PCSK9 inhibitor developed by Pfizer, Inc. using Halozyme’s ENHANZE™ platform. The initiation of the clinical trial triggered a $1 million milestone payment to Halozyme under the collaboration and license agreement between Halozyme and Pfizer entered into in 2012.

•
In January, dosing the first subject in AbbVie’s Phase 1 clinical trial evaluating the safety and pharmacokinetics of adalimumab (HUMIRA®) with Halozyme’s ENHANZE™ platform, resulting in a $5 million milestone payment under the collaboration and license agreement between Halozyme and AbbVie entered into in June of 2015.

•	In the fourth quarter, dosing the first subjects in Pfizer’s Phase 1 clinical trial of rivipansel and Janssen’s Phase 1b clinical trial of daratumumab with Halozyme’s ENHANZE™ platform.
Fourth Quarter and Full Year 2015 Financial Highlights

•
Revenue for the fourth quarter was $52.2 million, compared to $30.4 million for the fourth quarter of 2014, driven primarily by the upfront license fee from Eli Lilly and royalties from partner sales of Herceptin® SC, MabThera® SC and HyQvia®. Revenue for the quarter included $9.5 million in royalties, $9.3 million in sales of bulk rHuPH20 for use in manufacturing collaboration products and $4.3 million in HYLENEX® recombinant (hyaluronidase human injection) product sales. Revenue for the full year was $135.1 million compared to $75.3 million in the previous year.

•
Research and development expenses for the fourth quarter were $27.7 million, compared to $19.7 million for the fourth quarter of 2014. The planned increases were primarily due to expenses for preclinical and clinical support of PEGPH20.

•
Selling, general and administrative expenses for the fourth quarter were $10.6 million, compared to $8.4 million for the fourth quarter of 2014. The increase was primarily due to an increase in personnel expenses, including stock compensation, for the period.

•
Net income for the fourth quarter was $4.3 million, or $0.03 per share, compared to a net loss in the fourth quarter of 2014 of $5.3 million, or $0.04 per share. The net loss for the full year totaled $32.2 million, or $0.25 per share, compared to a net loss of $68.4 million, or $0.56 per share, for 2014.

•	Cash, cash equivalents and marketable securities were $108.3 million at Dec. 31, compared to $123.7 million at Sept. 30, 2015. Net cash burn during 2015 was approximately $27.3 million.
Financial Outlook for 2016

For the full year 2016, the company maintains its previously announced guidance of:

•	Net revenues to be in the range of $110 million to $125 million;

•	Operating expenses to be in the range of $240 million to $260 million;

•	Cash Flow to be in the range of $35 million to $55 million; and

•	Year-end cash balance of $140 million to $160 million.

Webcast and Conference Call
Halozyme will webcast its Quarterly Update Conference Call for the fourth quarter and full year 2015 today, Monday, February 29 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Helen Torley, president and chief executive officer, will lead the call. The call will be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit http://www.halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. For those without access to the Internet, the live call may be accessed by phone by calling (877) 410-5657 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay passcode 11528439.

About Halozyme
Halozyme Therapeutics is a biotechnology company focused on developing and commercializing novel oncology therapies that target the tumor microenvironment. Halozyme’s lead proprietary program, investigational drug PEGPH20, applies a unique approach to targeting solid tumors, allowing increased access of co-administered cancer drug therapies to the tumor in animal models. PEGPH20 is currently in development for metastatic pancreatic cancer, non-small cell lung cancer, gastric cancer, metastatic breast cancer and has potential across additional cancers in combination with different types of cancer therapies. In addition to its proprietary product portfolio, Halozyme has established value-driving partnerships with leading pharmaceutical companies including Roche, Baxalta, Pfizer, Janssen, AbbVie and Lilly for its ENHANZE™ drug delivery platform. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company’s future expectations and plans for growth in 2016, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates and expected financial outlook for 2016) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues, including revenues from collaborators, unexpected results or delays in development of product candidates and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Product sales, net	$13,579	$10,144	$46,082	$37,823
Revenues under collaborative agreements	29,104	16,190	58,000	28,086
Royalties	9,544	4,043	30,975	9,425
Total revenues	52,227	30,377	135,057	75,334

Operating expenses:
Cost of product sales	8,427	6,147	29,245	22,732
Research and development	27,746	19,728	93,236	79,696
Selling, general and administrative	10,589	8,353	40,028	35,942
Total operating expenses	46,762	34,228	162,509	138,370

Operating income (loss)	5,465	(3,851)	(27,452)	(63,036)

Other income (expense):
Investment and other income, net	155	(45)	422	242
Interest expense	(1,302)	(1,378)	(5,201)	(5,581)
Net income (loss)	$4,318	$(5,274)	$(32,231)	$(68,375)

Net income (loss) per share:
Basic net income (loss) per share	$0.03	$(0.04)	$(0.25)	$(0.56)
Diluted net income (loss) per share	$0.03	$(0.04)	$(0.25)	$(0.56)

Shares used in computing basic net income (loss) per share:	127,197	124,272	126,704	122,690
Shares used in computing diluted net income (loss) per share:	129,248	124,272	126,704	122,690

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$43,292	$61,389
Marketable securities, available-for-sale	65,047	74,234
Accounts receivable, net	32,410	9,149
Inventories	9,489	6,406
Prepaid expenses and other assets	21,534	10,143
Total current assets	171,772	161,321
Property and equipment, net	3,943	2,951
Prepaid expenses and other assets	5,574	1,205
Restricted cash	500	500
Total assets	$181,789	$165,977

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,499	$3,003
Accrued expenses	26,792	13,961
Deferred revenue, current portion	9,304	7,367
Current portion of long-term debt, net	21,862	—
Total current liabilities	62,457	24,331

Deferred revenue, net of current portion	43,919	47,267
Long-term debt, net	27,971	49,860
Other long-term liabilities	4,443	3,167

Stockholders’ equity:
Common stock	128	126
Additional paid-in capital	525,628	491,694
Accumulated other comprehensive loss	(99)	(41)
Accumulated deficit	(482,658)	(450,427)
Total stockholders’ equity	42,999	41,352
Total liabilities and stockholders’ equity	$181,789	$165,977

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